INTERCREDITOR SUBORDINATION AGREEMENT

         This Intercreditor Subordination Agreement ("Agreement") is made as of the ___ day of February, 2001 by and between DEUTSCHE FINANCIAL SERVICES CORPORATION with an office at 625 Maryville Centre Drive, 3rd Floor, St. Louis, Missouri 63141 ("DFS") and IBM CREDIT CORPORATION with an office at ______________________________________________ ("IBM Credit") and pertains to certain assets of EPLUS TECHNOLOGY OF PA, Inc. ("Customer").

         WHEREAS, DFS and IBM Credit have filed or intend to file a financing statement or statements under the Uniform Commercial Code giving notice of a possible security interest in all or some of the assets of Customer.

         WHEREAS, Customer desires to borrow money separately from DFS and IBM Credit for the purpose of financing certain assets of Customer; and

         WHEREAS, DFS and IBM Credit desire to agree upon their respective rights to Customer's assets in which they may have conflicting security interests.

         NOW, THEREFORE, in consideration of the mutual promises contained herein for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Subordination in favor of IBM Credit. DFS hereby unconditionally subordinates to IBM Credit all right, title and interest which DFS may presently have or may hereafter acquire in and to the "IBM Credit Account Portion" (as defined in Section 4 below) of collections on Dealer's accounts and the accounts relating thereto which arise from the sale or lease of goods and/or services by Dealer, subject to the terms of Section 4 below (the "IBM Credit Priority"). Notwithstanding the foregoing, in no event will the IBM Credit Priority extend to or cover the DFS Priority (as defined below).

     2. Subordination in favor of DFS. IBM Credit hereby unconditionally subordinates to DFS all right, title and interest which IBM Credit may presently have or may hereafter acquire in and to all of Customer's ("DFS Priority"):

         (a) inventory and equipment and all parts thereof, attachments, additions, accessories and accessions thereto, and all substitutions, repossessions, exchanges, replacements and returns thereof, whether now owned or hereafter acquired or existing and wherever located, all credits, including price protection credits, rebates, discounts and incentive payments relating to any of the foregoing, now existing or hereafter arising, and all cash and insurance proceeds arising from the foregoing; and

         (b) accounts (subject to the IBM Credit Priority and the terms of Section 4, below), general intangibles, chattel paper, documents, instruments, whether now owned or hereafter acquired, and all proceeds thereof.

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Notwithstanding  the foregoing,  in no event will the DFS Priority  extend to or cover the IBM Credit Priority.

     3. Determination Date and Intercreditor Obligations. As used herein, "Determination Date" will mean the date on which IBM Credit or DFS terminates its financing agreement with the Customer, accelerates sums due under any such financing agreement or refuses to fund additional advances to the Customer as a result of the occurrence of a default under any financing agreement. In order to effect the terms of Section 4 herein, IBM Credit and DFS will give the other party prompt written notice of the occurrence of any Determination Date (a "Notice").

     4. Collections of Accounts. As between IBM Credit and DFS, DFS shall have the sole right to collect and liquidate all sums owed by account debtors at all times, including without limitation following the receipt of a Notice. Until receipt by DFS of a Notice from IBM Credit, DFS shall have the right to apply any and all monies, reserves and proceeds received or collected by DFS with respect to accounts to any indebtedness owed to DFS. As between IBM Credit and DFS, during the period following the receipt by DFS of a Notice from IBM Credit, DFS shall hold, subject to applicable law, including bankruptcy law, the first collections of accounts receivable collected by DFS after receipt of a Notice from IBM Credit, up to the amount of the IBM Credit Account Portion, for the benefit of IBM Credit. Upon receipt by DFS of a notice from IBM Credit certifying that the representations and warranties set forth in Section 9 hereof are true and correct, DFS shall, subject to applicable law, including bankruptcy law, distribute to IBM Credit, within five (5) business days of receipt of such notice, the IBM Credit Account Portion. For purposes hereof, the "IBM Credit Account Portion" shall mean an amount equal to the lesser of: (a) Two Million Dollars ($2,000,000.00) or (b) the then outstanding amount of Dealer's obligations to IBM Credit as of the Determination Date.

     5. Priority. Except as herein otherwise specifically provided, priority of the respective security interests of IBM Credit and DFS shall be determined in accordance with the Uniform Commercial Code as adopted by the applicable state.

     6. Successors and Assigns. IBM Credit and DFS agree that this Agreement shall be binding upon and inure to the benefit of their respective successors and assigns. IBM Credit and DFS warrant to each other that they have not heretofore assigned any of their respective right, title or security interest in or to any of Customer's assets covered by this Agreement to any party, except to any special purpose funding vehicle utilized by such party in commercial paper or securities markets for fundraising purposes only. This Agreement is not intended, nor shall it be deemed, to directly or indirectly benefit or confer any rights upon any person or entity, including the Customer, who is not a party hereto.

     7. Conditions. The subordinations and priorities specified hereinabove are expressly conditioned upon the nonavoidability, perfection and priority of the security interest to which another security interest is subordinated and, if the

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security  interest to which another  security  interest is  subordinated  is not perfected, is avoidable, or is subject to the prior lien or security interest of another creditor for any reason, then the subordinations and relative priority agreements provided for herein shall not be effective as to the particular collateral which is the subject of the unperfected, avoidable or senior security interest.

     8. Timing of Perfection, Etc. The subordination and priorities specified herein are applicable irrespective of the time or order of attachment or perfection of security interests, or the time or order of filing of financing statements, or the giving or failure to give notice of the acquisition or expected acquisition of purchase money or other security interests.

     9. Representations. A Notice by IBM Credit shall constitute a continuing representation by IBM Credit that (i) an event of default by Customer has occurred and is continuing pursuant to IBM Credit's financing agreements with Customer, (ii) IBM Credit has the right to receive its share of accounts and
(iii) to the best of IBM Credit's knowledge, that except for DFS, there are no creditors having a security interest in or lien on the accounts that is prior in right to IBM Credit. IBM Credit shall immediately notify DFS in writing on or after the Determination Date in the event that any of the foregoing representations shall cease to be true and correct.

     10. Bankruptcy, Etc. The obligations of the parties hereunder are subject in all events to any laws, rules, court orders or regulations applicable to the assets of the Customer or applicable to actions of creditors with respect thereto in connection with any bankruptcy, receivership, reorganization or similar action by or against the Customer.

     11. Merger. This Agreement supersedes and renders void all prior agreements between DFS and IBM Credit with respect to all rights and priorities between either of them in and to the Customer's assets.

     12. Term. This Agreement will continue in full force and effect as to each of the parties until all obligations of the Customer to such party (including any obligation to provide financing in the future) have been paid in full and terminated.

     13. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Missouri.

     14. Counterparts. This Agreement may be executed in one or more counterparts, each of which when so executed and delivered (whether by facsimile or otherwise) shall be an original, but all of which together shall constitute one and the same instrument.

     15. Notices. All notices required hereunder shall be sent certified mail, return receipt requested, to the addresses set forth at the beginning of this Agreement.

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     EACH OF IBM CREDIT AND DFS IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN
ANY ACTION OR PROCEEDING OF ANY TYPE IN WHICH IBM CREDIT AND DFS ARE PARTIES AS TO ALL MATTERS ARISING DIRECTLY OR INDIRECTLY OUT OF THIS AGREEMENT.

     IN WITNESS WHEREOF, the parties hereto have caused this Intercreditor Subordination Agreement to be executed as of the date above written.

IBM CREDIT CORPORATION              DEUTSCHE FINANCIAL SERVICES CORPORATION

By:___________________________      By:____________________________
Name:_________________________      Name:__________________________
Title:__________________________    Title:__________________________


ACKNOWLEDGMENT:

Customer hereby acknowledges and consents to the terms of this Intercreditor Subordination Agreement including, but not limited to, the terms of Section 4. Customer further acknowledges that it is not a party to this Intercreditor Subordination Agreement.

EPLUS TECHNOLOGY OF PA, INC.


By:_______________________________

Title:_____________________________

Date:______________________________


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